EXHIBIT 99.1
Houston, Texas
February 2, 2011

FOR IMMEDIATE RELEASE

EARNINGS-

ATWOOD OCEANICS, INC., Houston-based international drilling contractor, announced today that the Company earned net income of $52,850,000 or $0.81 per diluted share, on revenues of $146,286,000 for the quarter ended December 31, 2010 compared to net income of $66,984,000 or $1.03 per diluted share, on revenues of $164,243,000 for the quarter ended December 31, 2009.

	FOR THE THREE MONTHS ENDED DECEMBER 31,
	2010	2009

Revenues	$146,286,000	$164,243,000
Income before Income Taxes	63,240,000	81,255,000
Provision for Income Taxes	(10,390,000)	(14,271,000)
Net Income	$52,850,000	$66,984,000

Earnings per Common Share -
Basic	0.82	1.04
Diluted	0.81	1.03

Weighted Average Shares
Outstanding -
Basic	64,528,000	64,303,000
Diluted	65,184,000	65,023,000